EXHIBIT 3(ii)(a)

GENERAL BY-LAW NO. 1 OF THE REGISTRANT
AS AMENDED TO FEBRUARY 3, 2004

BY LAW NO. 1

A BY-LAW TO REGULATE THE BUSINESS
AND AFFAIRS OF THE COMPANY

PART 1
INTERPRETATION

SECTION 1.01 In this By-law and all other by-laws and resolutions of the Company, unless the context otherwise requires:

(a)	the following terms shall have the meanings specified:

(I)	“Act” means the Canada Business Corporations Act or any statute which may be substituted therefore, as amended from time to time;

(II)	“Articles” means the Articles of Continuance of the Company as amended or restated from time to time;

(III)	“Board” means the Board of Directors of the Company;

(IV)	“Company” means

INCO LIMITED (English form) INCO LIMITÉE (French form)

(V)	“Director” means a member of the Board;

(VI)	“Meeting of Shareholders” means an annual meeting of shareholders of the Company, or a special meeting of shareholders of the Company, or both, and includes a meeting of any class or series of any class of shareholders of the Company; and

(VII)	“Officer” means an officer of the Company;

(b)	terms used herein that are defined in the Act shall have the meanings given to those terms in the Act; and

(c)	words importing the masculine gender shall include the feminine and neuter genders, and words importing the singular number shall include the plural number, and vice versa.

PART 2
SHAREHOLDERS

SECTION 2.01 Annual and Special Meetings. The Board shall call an annual meeting of shareholders not later than 15 months after the holding of the last preceding annual meeting. The Board may at any time call a special meeting of shareholders.

SECTION 2.02 Place of Meetings. Each meeting of shareholders shall be held in the city of Toronto, in the Province of Ontario, or at such other place within Canada as the Board may determine.

SECTION 2.03 Notice of Meetings. Notice in writing of the time and place of each meeting of shareholders shall be sent not less than 21 days nor more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each Director and to the Auditors of the Company. The accidental failure to give notice of a meeting of shareholders to any person entitled thereto or any error in such notice not effecting the substance thereof shall not invalidate any action taken at the meeting.

SECTION 2.04 Quorum. At any meeting of shareholders, the holders present in person or represented by proxy of at least 25% of the outstanding shares of the Company entitled to be voted at the meeting shall constitute a quorum for the transaction of business. If a quorum is not present at the opening of any meeting of shareholders, or, if subsequent to the opening of a meeting there ceases to be a quorum present, the holders present in person or represented by proxy of a majority of the shares represented at the meeting may adjourn the meeting to a fixed time and place, but no other business may be transacted.

SECTION 2.05 Presiding officer. The Chairman of the Company or, if he is not present, the President of the Company or, in the absence of both of them, a Director designated by the Board shall act as Chairman at each meeting of shareholders. The Secretary of the Company, or, in his absence, such other person as the chairman of the meeting may appoint, shall act as secretary of the meeting.

SECTION 2.06 Scrutineers. At any meeting of shareholders, the chairman of the meeting may appoint one or more persons, who may but need not be shareholders, to serve as scrutineers with such duties as the chairman may prescribe.

SECTION 2.07 Voting. Voting at any meeting of shareholders shall be by a show of hands except where, either before or after a show of hands, a ballot is required by the chairman of the meeting or is requested by any person present and entitled to vote at the meeting. On a show of hands, each person present and entitled to vote at the meeting shall have one vote. On a ballot, each shareholder present in person or represented by proxy at the meeting and entitled to vote thereat shall, subject to the Articles, have one vote for each share entitled to be voted that is registered in his name. Any ballot shall be taken in such manner as the chairman of the meeting directs.

SECTION 2.08 Dividends. The mailing or other transmission to any shareholder of the Company, at his address as recorded in the Company’s share register, of a cheque payable to his order for the amount of any dividend payable in cash shall discharge the Company’s liability for the dividend to the extent of the amount of the cheque plus the amount of any tax which the Company has properly withheld, unless the cheque is not paid on due presentation. In the event of the non-receipt of any cheque for a dividend payable in cash, the Company shall issue to the shareholder a replacement cheque for the same amount on such reasonable terms as to indemnity and evidence of non-receipt as the Board, or any Officer or agent designated by the Board, may impose. No shareholder shall be entitled to recover by action or other legal process against the Company any dividend that is represented by a cheque that has not been duly presented to a banker of the Company for payment or that otherwise remains unclaimed for a period of 6 years from the date on which it was payable.

PART 3
DIRECTORS AND OFFICERS

SECTION 3.01 Number, term and qualifications of Directors. The number of Directors shall be a minimum of 10 and a maximum of 25, and the number within such range shall be determined from time to time by the Board. The term of each Director shall expire at the 2004 annual meeting of shareholders. At that annual meeting of shareholders, and at each annual meeting of shareholders thereafter, each Director shall be elected for a one-year term. Retiring Directors shall be eligible for re-election.

The Board may appoint one or more additional Directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of Directors so appointed may not exceed one third of the number of Directors elected at the previous annual meeting of shareholders.

Subject to the foregoing provisions of this Section and to Section 3.06 hereof, if at any time there are fewer Directors in office than the number that the Board has determined pursuant to the provisions of the first sentence of this Section, the Board may fill the vacancies.

A majority of the members of the Board and of each committee of the Directors shall be resident Canadians.

SECTION 3.02 Regular Meetings. Regular meetings of the Board shall be held at such times and places as may be fixed by the Board from time to time.

SECTION 3.03 Special Meetings. A meeting of the Board other than a regular meeting referred to in Section 3.02 hereof may be held at any time upon call by the Chairman of the Company, the President of the Company, the Executive Committee of the Board, or a majority of the Directors then in office.

SECTION 3.04 Place of Meetings. Each meeting of the Board shall be held in the City of Toronto, in the Province of Ontario, or at such other place within Canada or elsewhere as the Board or the person or persons calling the meeting may determine.

SECTION 3.05 Notice. Written or oral notice of the time and place of each meeting of the Board shall be given to each Director at least 24 hours before the meeting. A notice of meeting of the Board need not specify the business to be transacted at the meeting except as may be required by the Act. The accidental failure to give notice of a meeting of the Board to a Director or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.

SECTION 3.06 Quorum. One-third of the number of Directors as determined by the Board pursuant to Section 3.01 hereof shall constitute a quorum for the transaction of business at any meeting of the Board. If there is no quorum at a meeting, a majority of the Directors present may adjourn the meeting to a fixed time and place, but no other business may be transacted.

SECTION 3.07 Presiding Officer. The Chairman of the Company or, if he is not present, the President of the Company or, in the absence of both of them, a Director designated by the Board shall act as Chairman at each meeting of the Board. In the event of an equality of votes on any question at a meeting of the Board, the Chairman of the Meeting shall be entitled to a second or casting vote.

SECTION 3.08 Executive Committee. The Board may elect from among the Directors an Executive Committee, of which the Chairman of the Company and the President of the Company shall be members. During the intervals between meetings of the Board, the Executive Committee may, subject to any limitations prescribed by the act, exercise all of the powers vested in the Board except any powers that the Board may have previously expressly withheld from the Executive Committee or delegated exclusively to other committees pursuant to Section 3.09 hereof.

SECTION 3.09 Other Committees. The Board may elect or appoint additional committees composed of Directors and/or other persons which may exercise such powers as, subject to any limitations prescribed by the Act, the Board may delegate to them and shall have such other functions as the Board may determine.

SECTION 3.10 Officers. The Board may elect or appoint such Officers having such responsibilities as the Board sees fit, provided that at all times there shall be a Chairman and a President (who may be the same person) who shall be elected from the Board and there shall be a Secretary.

SECTION 3.11 Compensation. Each Director shall receive such reasonable compensation as may be authorized by the Board from time to time.

SECTION 3.12 Indemnity and Insurance. Subject to the limitations contained in the Act but without limit to the right of the Company to indemnify any person under the Act or otherwise, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer or a director or officer of such body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the Company, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Company may purchase and maintain such insurance for the benefit of such persons referred to in this Section as the Board may from time to time determine.

PART 4
BORROWING

SECTION 4.01 Loans and Guarantees. Without limit to the powers of the Board as provided in the Act, the Board may from time to time on behalf of the Company:

     (a)     borrow money upon the credit of the Company;

     (b)     issue, reissue, sell or pledge debt obligations of the Company;

     (c)     to the extent permitted by the Act, give a guarantee on behalf of the Company to secure performance of an obligation of any person or give, directly or indirectly, financial assistance to any person on behalf of the Company by means of a loan, guarantee or otherwise;

     (d)     mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Company, owned or subsequently acquired, to secure any obligation of the Company; and

     (e)     delegate to one or more Directors or Officers all or any of the powers conferred by the foregoing provisions to such extent and in such manner as the Board shall determine at the time of each such delegation.

PART 5
EXECUTION OF DOCUMENTS

SECTION 5.01 The Board may from time to time determine the Officers or other persons by whom any particular document or instrument or class of documents or instruments of the Company shall be executed and the manner of execution thereof, including the use of facsimile reproductions of any or all signatures and the use of the corporate seal or a facsimile reproduction thereof.

PART 6
EFFECTIVE DATE

SECTION 6.01 This By-law shall come into force upon the continuance of the Company under the Act.

SECTION 6.02 All other by-laws of the Company that are in force upon the effective date of this By-law shall be repealed.